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                                                                   EXHIBIT 10.24

                            [ON VALUJET LETTERHEAD]



                                October 28, 1996


Mr. D. Joseph Corr
3 Windermere
Houston, TX   77063

Dear Joe:

On behalf of the Board of Directors and ValuJet, Inc., it is my pleasure to confirm our offer for you to join our company as President and Chief Executive Officer of ValuJet Airlines, Inc.

The following terms and conditions would apply:

   - You would join ValuJet as soon as practical, preferably November 1 or November 4.

   - It is understood that you have matters in progress which would require your attention during transition. With due consideration for ValuJet's needs for your services, a reasonable number of days off would be allowed to facilitate your early acceptance of this position and resolution of your other open matters.

   - You would receive base compensation of $250,000 per annum paid bi-weekly. You would be eligible for a bonus amount up to $250,000 based upon a defined incentive plan. This plan would be developed and established in conjunction with a business plan for ValuJet Airlines, subject to Board approval by December 1, 1996, unless otherwise delayed with prior Board approval.

   - You would be eligible for benefits consistent with those provided other senior members of management.

   - You would receive options to purchase 450,000 shares of ValuJet stock. The shares would fully vest in three equal installments at the end of months 12, 24, and 36. The beginning date for these periods would be the date of your acceptance of this offer. The strike price for purchase of the options would be set at the price of the stock at close of business on the day of acceptance as reported in the next edition of the Wall Street Journal. The options would be subject to terms and conditions of ValuJet's current Stock Option Plan or equivalent. Options would be "non-qualified" based upon certain Internal Revenue Service rules and regulations.

   - You would, after an initial 90-day period, be eligible for severance pay if your employment were to be terminated by the Company for other than cause. Upon such termination, you would receive a single lump sum payment equal to your annual base salary. Any stock options which would have become vested during the next 12 month period would become fully vested on the date of termination by the Company for other than cause.
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Mr. Joe Corr
October 28, 1996
Page two



   -   This agreement would be effective for a contract term of three years.

   - You would be reimbursed for reasonable and actual housing expense during your first 90-day period. You would receive a one-time lump sum payment thereafter of $20,000 to assist you in the cost of relocating to the Atlanta area.

   - For the purposes of this agreement "cause" shall mean your conviction of any felony or a material breach of your obligations hereunder.

   - ValuJet shall provide you indemnification throughout the term of your employment for your acts in your capacity as an officer and director of the Company to such extent as exists on the date hereof, provided, however, that if such indemnification is diminished or is required to be diminished under any applicable law, statute or other governmental regulation, such diminution shall not constitute a violation of this provision.

Joe, we are enthusiastic about your joining our team and playing such an important role in building our airline to the next level of great success. We look forward to your early reply and hope you will choose to accept this offer.

If by November 1 the above agreement is acceptable, please sign and date one original and return it to me as soon as possible. The other original is for your records.



                              /s/    Robert L. Priddy
                              ------------------------------------
                              Robert L. Priddy
                              Chairman and C.E.O.



                              /s/    D. Joseph Corr
                              ------------------------------------
                              Agreed
                              D. Joseph Corr



                              October 29, 1996
                              ------------------------------------
                              Date